ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

ARTICLE I

1.01	Purpose of the Endorsement. The purpose of this Endorsement, which is attached to and made a part of the annuity Contract issued by the Issuer, is to qualify the Contract as a Roth individual retirement annuity (IRA) under Code Sections 408A and 408(b) to provide for the Roth IRA Owner's retirement and for the support of his or her Beneficiary(ies) after death. The Contract is established for the exclusive benefit of the Roth IRA Owner and his or her Beneficiary(ies). If this is an inherited Roth IRA within the meaning of Code Section 408(d)(3)(C) maintained for the benefit of a Designated Beneficiary of a deceased individual, references in this document to the "Roth IRA Owner'' arc to the deceased individual. If any provisions of the Contract conflict with this Endorsement, the provisions of this Endorsement will apply.

1.02	Ownership Provisions: The Roth IRA Owner's interest in the Contract is nonforfeitable and nontransferable, and the Roth IRA Owner may exercise all rights under the Contract during his or her lifetime. In addition, the Contract may not be sold, assigned, discounted, or pledged as collateral or as security for the performance of an obligation or for any other purpose.

1.03	For More Information: To obtain more information concerning the rules governing this Endorsement, contact the Issuer listed on the Application.

ARTICLE II - DEFINITIONS

The following words and phrases, when used in this Endorsement with initial capital letters, shall, for the purpose of this Endorsement, have the meanings set forth below unless the context indicates that other meanings are intended.

2.01	Application: Means the application(s), supplemental applications, questionnaires, or other information submitted in connection with the application process for the Contract and this Endorsement.

2.02	Beneficiary: Means the person(s) or entity(ies) entitled to receive any death benefit or any remaining Roth IRA benefits upon the death of the Roth IRA Owner.

2.03	Code: Means the Internal Revenue Code of 1986, as amended from time to time.

2.04	Compensation. For purposes of Section 3.01 of this Endorsement, compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self employed Roth IRA Owner takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code Section 1402 included service described in Code Section 1402(c)(6). The term compensation shall include any amount includible in the Roth IRA Owner's gross income under Code Section 71 with respect to a divorce or separation instrument described in Code Section 71(b)(2)(A). Compensation also includes any differential wage payments as defined in Code Section 3401(h)(2).

Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income (determined without regard to Code Section 112). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a Roth IRA Premium.

2.05	Contract: Means the annuity contract used in conjunction with this Endorsement.

2.06	Conversion Premium: Means a contribution described in Code Section 408A(e) from a Traditional or SIMPLE IRA to a Roth IRA

2.07	Designated Beneficiary: Means the Beneficiary named as of the date of the Roth IRA Owner's death who remains Beneficiary as of September 30 of the year following the year of the Roth IRA Owner's death.

2.08	Endorsement: Means this Roth IRA Endorsement

2.09	IRA: Means a Roth IRA as defined in Code Sections 408(A) and 408(b) unless otherwise indicated.

2.10	Issuer: Means Modern Woodmen of America

2.11	Premium: Means any payments made to the Roth IRA

2.12	Regulations: Means the Treasury regulations.

2.13	Roth IRA Owner: Means the individual identified in the Contract who may exercise the rights provided by the Contract and who participates in this Roth IRA.

2.14	SIMPLE IRA: Means an IRA which satisfies the requirements of Code Sections 408(b) and 408(p).

2.15	Traditional IRA: Means an IRA as defined in Code Section 408(a) or 408(b).

ARTICLE III - PREMIUM PAYMENTS

3.01	Premium Limits

A. Maximum Permissible Amount Except in the case of a qualified rollover Premium (as described in Section 3.01(G) of this Endorsement) or a recharacterization (as described in Section 301(F) of this Endorsement), no Premium will be accepted unless it is in cash, and the total of such Premiums to all the Roth IRA Owner's Roth IRAs for a taxable year does not exceed the applicable amount (as defined in Section 3.01(B) of this Endorsement), or the Roth IRA Owner's Compensation (as defined in Section 2.04 of this Endorsement), if less, for that taxable year. The Premium described in the previous sentence that may not exceed the lesser of the applicable amount of the Roth IRA Owner's Compensation is referred to as a regular Premium. However, notwithstanding the preceding limits on Premiums, a Roth IRA Owner may make additional Premiums specifically authorized by statute - such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster, and certain amounts received in connection with the Exxon Valdez litigation. Premiums may be limited under Sections 3.01(C), (D), and (E) of this Endorsement.

B.	Applicable Amount. The applicable amount is determined below:

1.	If the Roth IRA Owner is under age 50, the applicable amount is $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the applicable Premium limit may be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

2.	If the Roth IRA Owner is 50 or older, the applicable amount under Section 3.01(B)(1) of this Endorsement is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

3.	If the Roth IRA Owner was a participant in a Code Section 40l(k) plan of a certain employer in bankruptcy described in Code Section 219(b)(5)(C), then the applicable amount under Section 3.01(B)(1) of this Endorsement is increased by $3,000 for taxable years beginning after 2006 and before 2010 only. A Roth IRA Owner who makes Premiums under this Section 3.01(B)(3) may not also make Premiums under Section 3.01(B)(2).

C.	Regular Premium Limit. The maximum regular Premium that can be made to all the Roth IRA Owner's Roth IRAs for a taxable year is the smaller amount determined under (1) or (2) below.

1.	If a Roth IRA Owner's modified adjusted gross income (MAGI) falls within certain limits, as described in the following table, the maximum regular Premium that can be made to all the Roth IRA Owner's IRAs for a taxable year is phased out ratably in accordance with the following table:

Filing Status	Full Premium	Phase-Out Range MAGI	No Premium
Single or Head of Household	$95,000 or less	Between $95,000 and $110,000	$110,000 or more

Joint Return or Qualifying Widow(er)	$150,000 or less	Between $150,000 and $160,000	$160,000 or more

Married - Separate Return	$0	Between $0 and $10,000	$10,000 or more

A Roth IRA Owner's MAGI for a taxable year is defined in Code Section 408A(c)(3) and does not include any amount included in adjusted gross income as a result of a qualified rollover Premium. If the Roth IRA Owner's MAGI for a taxable year is in the phase-out range, the maximum regular Premium determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the MAGI limits above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 408A(c)(3). Such adjustments will be in multiples of $1,000.

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2.	If the Roth IRA Owner makes regular Premiums to both Roth and Traditional IRAs for a taxable year, the maximum regular Premium that can be made to all the Roth IRA Owner's IRAs for that taxable year is reduced by the regular Premiums made to the Roth IRA Owner's Traditional IRAs for the taxable year.

D.	SIMPLE IRA Limits. No Premiums will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date the employee first participated in that employer’s SIMPLE IRA plan.

E.	Inherited Roth IRA. If this is an inherited Roth IRA within the meaning of Code Section 408(d)(3)(C), no regular Roth IRA Premiums will be accepted.

F.	Recharacterization. A regular Premium to a Traditional IRA may be recharacterized pursuant to the rules in Regulations Section 1.408A-5 as a regular Premium to this Roth IRA, subject to the limits in Section 3.01(C) of this Endorsement.

G.	Qualified Rollover Premium. A qualified rollover Premium is a rollover of a distribution from an eligible retirement plan described in Code Section 402(c)(8)(B). If the distribution is from a Roth IRA, the rollover must meet the requirements of Code Section 408(d)(3), except the one-rollover-per- year rule of Code Section 408(d)(3)(B) does not apply if the distribution is from a Traditional or SIMPLE IRA If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements of Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), or 457(e)(16), as applicable. A qualified rollover Premium also includes Sections 3.01(G)(1) and (2) below.

1.	All or part of a military death gratuity or servicemembers' group life insurance (SGLI) payment may be contributed if the Premium is made within one year of receiving the gratuity or payment Such Premiums are disregarded for purposes of the one-rollover-per-year rule under Code Section 408(d)(3)(B).

2.	All or part of an airline payment (as defined in Section 125 of the Worker, Retiree, and Employer Recovery Act of 2008 (WRERA), Pub. L. 110-458) received by certain airline employees may be contributed if the Premium is made within 180 days of receiving the payment.

3.02	Excess Premium. Any refund of Premiums (other than those attributable to excess Premiums) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Premiums or the purchase of additional benefits.

3.03	Contract Requirements. If Premiums are interrupted, the contract will be reinstated at any date prior to maturity upon payment of a Premium to the Issuer, and the minimum Premium amount for reinstatement shall be $25 (not to exceed $50). However, the Issuer may, at its option, either accept additional future payments or terminate the Contract by payment in cash of the then present value of the paid up benefit if no Premiums have been received for two full consecutive policy years and the paid up annuity benefit at maturity would be less than $20 per month.

ARTICLE IV - DISTRIBUTION REQUIREMENTS

4.01	Roth IRA Owner Distributions. No amount is required to be distributed from the Contract prior to the death of the Roth IRA Owner for whose benefit the Contract was originally established. If this is an inherited Roth IRA within the meaning of Code Section 408(d)(3)(C), this Section does not apply.

4.02	Beneficiary Rights. If the Roth IRA Owner dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows.

A.	Notwithstanding any provision of this Roth IRA to the contrary, the distribution of the Roth IRA Owner's interest in the Roth IRA shall be made in accordance with the requirements of Code Section 408(b)(3), as modified by Code Section 408A(c)(5), and the Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Roth IRA (as determined under Section 4.02(C) of this Endorsement) must satisfy the requirements of Code Section 408(a)(6), as modified by Code Section 408A(c)(S), and the Regulations thereunder, rather than the distribution rules in Sections 4.02(B), (C), (D), and(E) of this Endorsement.

B.	Upon the death of the Roth IRA Owner, his or her entire interest will be distributed at least as rapidly as follows:

1.	If the Designated Beneficiary is someone other than the Roth IRA Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Roth IRA Owner's death, over the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Designated Beneficiary as of his or her birthday in the year following the year of the Roth IRA Owner's death, or, if elected, in accordance with Section 4.02(B)(3) of this Endorsement. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) established for the benefit of a nonspouse Designated Beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under Code Section 402(c)(l1), then, notwithstanding any election made by the deceased individual pursuant to the preceding sentence, the nonspouse Designated Beneficiary may elect to have distributions made under this Section if the transfer is made no later than the end of the year following the year of death.

2.	If the Roth IRA Owner's Designated Beneficiary is the Roth IRA Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Roth IRA Owner's death (or by the end of the calendar year in which the Roth IRA Owner would have attained age 70½, if later), over such spouse's life expectancy, or, if elected, in accordance with Section 4.02(B)(3) of this Endorsement. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's Designated Beneficiary's remaining life expectancy determined using such Beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with Section 4.02(B)(3) of this Endorsement.

If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Contract option chosen.

3.	If there is no Designated Beneficiary, or if applicable by operation of Section 4.02(B)(1) or (B)(2) of this Endorsement, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Roth IRA Owner's death (or of the spouse's death in the case of the surviving spouse’s death before distributions are required to begin under Section 4.02(B)(2) of this Endorsement).

4.	Life expectancy is determined using the Single Life Table in Q&A-1 of Regulations Section 1.401(a)(9)-9. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary's age in the year specified in Section 4.02(B)(1) or (2) of this Endorsement, and reduced by one for each subsequent year.

C.	The "interest" in the Roth IRA for purposes of Section 4.02 of this Endorsement is the prior December 31 balance adjusted to include the amount of any outstanding rollovers, transfers, and recharacterizations under Q&As-7 and -8 of Regulations Section 1.408-8 and the actuarial value of any other benefits provided under the Roth IRA, such as guaranteed death benefits.

D.	For purposes of Section 4.02(B)(2) of this Endorsement, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such Section. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Regulations Section 1.401(a)(9)-6, then required distributions are considered to commence on the annuity starting date.

E.	If the sole Designated Beneficiary is the Roth IRA Owner's surviving spouse, the spouse may elect to treat the Roth IRA as his or her own Roth IRA. This election will be deemed to have been made if such surviving spouse, who is the sole Beneficiary of the Roth IRA, makes a Premium to the Roth IRA or fails to take required distributions as a Beneficiary.

F.	The required minimum distributions payable to a Designated Beneficiary from this Roth IRA may be withdrawn from another Roth IRA the Beneficiary holds from the same decedent in accordance with Q&A-9 of Regulations Section 1.408-8.

G.	If the Beneficiary payment election described above is not made by December 31 of the year following the year the Roth IRA Owner dies, the Issuer reserves the right to elect, in its complete and sole discretion, to do any one of the following:

•	make no distribution until the Beneficiary(ies) provides a proper withdrawal request;
•	distribute the entire Roth IRA to the Beneficiary(ies) in a single sum payment; or
•	distribute the entire remaining interest to the Beneficiary(ies) pursuant to the applicable option in Section 4.02(B) of this Endorsement.

The Issuer will not be liable for any penalties or taxes related to the Beneficiary’s failure to take a required minimum distribution.

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ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT (Continued)

ARTICLE V - REPORTING

The Roth IRA Owner agrees to provide the Issuer with information necessary for the Issuer to prepare any report(s) required under the Code and related Regulations including Code Sections 408(i) and 408A(d)(3)(D) and Regulations Sections 1.408-5 and 1.408-6 and under guidance published by the Internal Revenue Service (IRS).

The Issuer shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the IRS.

ARTICLE VI - AMENDMENTS

Any amendment made for the purpose of complying with provisions of the Code and related Regulations may be made without the consent of the Roth IRA Owner. The Roth IRA Owner will be deemed to have consented to any other amendment unless the Roth IRA Owner notifies the Issuer that he or she does not consent within 30 days from the date the Issuer mails the amendment to the Roth IRA Owner.

ARTICLE VII - RESPONSIBILITY OF THE PARTIES

The Issuer shall not be responsible for any penalties, taxes, judgments, or expenses incurred by the Roth IRA Owner in connection with this IRA and shall have no duty to determine whether any Premiums to or distributions from this Roth IRA comply with the Code, Regulations, rulings, or this Endorsement.

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